Exhibit 99.1


                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117


                  FIRST MIDWEST ANNOUNCES ITS ENTRANCE INTO THE
                           PREPAID DEBIT CARD BUSINESS

Storm Lake, Iowa - (May 6, 2004) First Midwest Financial, Inc. (NASDAQ NM:CASH) is pleased to announce the formation of a new operating division within its wholly-owned subsidiary, First Federal Savings Bank of the Midwest. The new division will position the company to take advantage of opportunities in the growing area of prepaid debit cards and related payment systems and services. The division will issue prepaid cards through turnkey solutions for banks, card processors and third-party distributors.

The Company is also pleased to announce that it has hired Mr. Brad Hanson, a pioneer in the prepaid industry, to head the division as its President. Mr. Hanson has a proven track record for creating value and profitability in this emerging market. He is frequently asked to speak on the state of the industry and its future direction at prepaid conferences across the nation.

Mr. Hanson is joined by Ron Butterfield, Vice President of Planning & Administration; Bob Nelson, Director of Operations; Ian Stromberg, Director of Sales & Implementation; and Kendall Harsch, Director of ATM & ACH Services.

At March 31, 2004, First Midwest Financial, Inc. had assets of $760 million and shareholder's equity of $48 million.

Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Fifteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

This release contains forward-looking statements which reflect management's expectations regarding future events and speaks only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties, among them that this is a new business venture for the Company, which presents certain risks not associated with other activities in which the Company has previously engaged. A list of other factors that could cause actual results to differ materially from those expressed in, or underlying, the Company's forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.